UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 22, 2006
CLINICAL DATA, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	000-12716 (Commission File Number)	04-2573920 (IRS Employer Identification No.)

One Gateway Center, Suite 411, Newton, Massachusetts (Address of Principal Executive Offices)	02458 (Zip Code)
Registrant’s telephone number, including area code: (617) 527-9933
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01.    Entry into a Material Definitive Agreement.
Bonuses for Fiscal 2006
     On June 22, 2006, the board of directors of Clinical Data, Inc. (the “Company”), approved bonuses for certain of its executive officers named below for its fiscal year ended March 31, 2006. The board determined to pay these bonuses partially in cash and partially in stock options. The portion of the bonus payable in cash will be paid in-full in connection with the Company’s next payroll distribution. The portion of the bonus payable in stock option grants consists of options to purchase shares of the Company’s common stock under its 2005 Equity Incentive Plan. The stock options all have exercise prices of $16.10 per share, which is equal to the fair market value of the Company’s common stock on the date of grant. The following table sets forth information regarding the cash and stock bonuses to the executive officers indicated:

	Number of Shares of Common
Name	Stock Subject to Stock Options	Cash Bonus

Drew J. Fromkin Chief Executive Officer and President	5,303	$35,000

Caesar J. Belbel Executive Vice President, Chief Legal Officer, Secretary	3,030	$50,000
     All options will have a 10-year term and will be subject to earlier termination upon the occurrence of certain events related to termination of employment. Additionally, all option grants will vest as to one-third (1/3) of the total grant on each of the first, second and third anniversaries of the date of grant (for a three-year vesting term). All options granted will become immediately exercisable upon a change of control of the Company.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clinical Data, Inc.
By:	/s/ Caesar J. Belbel
Caesar J. Belbel
Executive Vice President, Chief Legal Officer and Secretary

DATE: June 28, 2006